Exhibit 10(p)

DISTRIBUTORSHIP AGREEMENT

DISTRIBUTORSHIP AGREEMENT (the "Agreement") made and entered into as of the 4th day of June 2001 by and between LifePoint, Inc., a corporation incorporated under the laws of the State of Delaware ("LFP"), with its executive offices at 1205 South Dupont Street, Ontario, California 91761, and CMI, Inc., a corporation incorporated under the laws of the Commonwealth of Kentucky ("CMI"), with its executive offices at 316 E. 9th Street, Owensboro, Kentucky 42303.

WHEREAS, LFP desires to engage CMI as its exclusive distributor of Products to Customers in the Territory (as hereinafter defined) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto hereby agree as follows:

  Definitions

1.1 The term "Annual Marketing Plan" shall mean the annual sales and marketing plan developed by CMI and LFP under Section 4.1 herein.

1.2 The term "Consumables" shall mean consumable products to be used with the Instruments for saliva testing for legal or illegal drugs, including (a) the IMPACTTM Test System Consumables which include the "NIDA-5 plus Alcohol Cassette", the "European Drug plus Alcohol Cassette" and the " Sample Collection Cassette" and includes the saliva sampling part of the Consumable; and (b) other saliva drug-testing cassettes and other Consumables that may be added to the LFP product line in the future and which are applicable in the Territory.

1.3 The term "Customers" shall mean End Users in the Law Enforcement Field.

1.4 The term "CMI's Mark" shall mean the trademark "Intoxilyzer" and any other related or unrelated logo mark presently owned or used by CMI, each in the type face and type style as used by CMI, and any new trademark of CMI registered at any future date during the Term of the Distributorship.

1.5 The term "CMI Revenues" shall mean CMI's booked sales from sales to Customers or subdistributors of CMI, less returns, of the Products, exclusive of instruments sold to LFP for sales outside the Law Enforcement Field.

1.6 "End User" shall mean the person, entity or governmental agency that actually uses the Products which are the subject of this Agreement.

1.7 The term "Instruments" shall mean point-of-contact devices used for testing for legal or illegal drugs in saliva, whether sold with or without tests for other substances, and includes the hardware and software encompassed in the IMPACT Test System Instrument currently being commercialized.

1.8 The term "Intellectual Property" shall mean any patents or trademarks, pending or issued, inside or outside of the United States. It shall also mean any trade secret, information, invention, idea, sample, procedures and formulations, process, technique algorithm, computer program (source and object code), design, drawing, formula or test data relating to any research or development project, work in process, future development, business or scientific plan, engineering, manufacturing, marketing, servicing, financing and personnel matter relating to the Company, its present or future products, sales, suppliers, clients, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Under this Agreement, Intellectual Property shall include, but not be limited to, derivative and residual forms of Intellectual Property, all of which shall be treated in strict accordance with the provisions herein.

1.9 The term "Law Enforcement Field" shall mean the markets relevant to the enforcement and prosecution of criminal justice and law, including, but not limited to, driving under the influence for drug testing, probation and parole, corrections and jails, officer/guard (or similarly situated employee) testing and drug courts.

1.10 The term "LFP's Mark" shall mean the trademarks "LifePoint", "IMPACT" and any other related logo mark, each in the type face and type style as used by LFP, and any new trademark of LFP for the Products at any future date during the Term of the Distributorship.

1.11 The term "Minimum Sales Level" shall mean the mutually agreed minimum sales level set forth in the table in Schedule "F" attached hereto.

1.12 The term "Person" means an individual, partnership, corporation, limited liability company, trust, unincorporated association, joint venture or other entity of whatever nature.

1.13 The term "Products" shall mean the Instruments and the Consumables constituting the IMPACT Test System.

1.14 The term "Product Release Date" or "PR" shall mean the date of general market introduction of the Product in the Law Enforcement Field. The Product Release Date will be mutually and explicitly agreed to in writing by LFP and CMI.

1.15 The term "Term" or "Term of the Distributorship" shall mean the period during which this Agreement is effective as outlined in Schedule A attached hereto and made a part thereof.

1.16 The term "Territory" shall mean the countries and territories listed on Schedule B attached hereto and made a part hereof.

1.17 The term "United States" shall mean the United States and its territories.

  Distribution.

    During the Term of the Distributorship, CMI shall have the exclusive right to, and shall, sell and distribute Products to Customers in the Territory in accordance with the terms and provisions of this Agreement and the applicable Annual Marketing Plan.

    In the United States CMI will sell the Products directly to Customers and will not use subdistributors or independent sales agents to sell, install or service the Products, other than CMI's sales representatives or such agents that sell CMI's products exclusively. In the Territory outside of the United States, set forth on Schedule C attached hereto, CMI may use subdistributors or independent sales agents to sell, install or service the Products directly to Customers, which subdistributors or sales agents shall be jointly selected by CMI and LFP.

(b) In the event that CMI appoints a subdistributor or engages an independent sales representative to sell, distribute, install, service or market the Products, CMI shall be responsible to ensure that each such third party complies with all terms of this Agreement as if said third party was a party to this Agreement as " CMI." Accordingly, in the event that any such third party commits an act or omits to perform an act that, if committed by CMI, would be a breach of this Agreement, CMI shall be deemed to be in breach of this Agreement and LFP shall have all rights and remedies hereunder as a result of such breach.

2.2 During the Term of the Distributorship, CMI shall not, directly or indirectly, sell or distribute any Product (a) outside of the Territory or to third parties that are not Customers (other than to authorized subdistributors), or (b) to any Person who, to CMI's knowledge, that CMI knows, intends to sell or distribute Products (directly or indirectly) outside of the Territory or to any Person that is not a Customer. Notwithstanding the foregoing, LFP acknowledges that there are legal and practical restrictions on CMI's ability to prevent the resale of Products outside of the Territory or to third parties that are not Customers. Accordingly, CMI shall not be in breach or default under this Agreement, and shall not be liable to LFP for any commission, compensation or other payment or for any damage or loss suffered by LFP whatever arising out of, or in connection with, any sales or shipments of Products by a subdistributor or other party outside of the Territory or to third parties that are not Customers unless such sales or shipments are made in violation of the foregoing.

2.3 During the Term of the Distributorship, LFP shall not directly or indirectly sell or distribute Products to Law Enforcement Customers in the Territory. Notwithstanding the foregoing, CMI acknowledges that there are legal and practical restrictions on LFP's ability to prevent the resale of Products into the Territory by LFP customers and the customers of such persons outside of the Territory. Accordingly, LFP shall not be liable to CMI for any commission, compensation or other payment or for any damage or loss suffered by CMI whatever arising out of, or in connection with, any sales or shipments of Products by a distributor or other party to a Customer or other Person unless such sales or shipments (to such Customer) were made with the consent of LFP.

3.0 Intellectual Property.

3.1 (a) CMI acknowledges that LFP's Mark has acquired a valuable secondary meaning and goodwill in the minds of the trade and the public and that goods, including Products, bearing LFP's Mark have acquired a reputation for high quality. CMI acknowledges that it is not the owner of any right, title or interest in and to LFP's Mark in any form or embodiment thereof, and it is not the owner of the goodwill attached to LFP's Mark in connection with the business and goods in relation to which the same has been and may in the future be used and shall not acquire any such right, title or interest in LFP's Mark.

    CMI agrees that this Agreement does not constitute a license and does not give CMI any rights of ownership with respect to any patent rights relating to the Products or other Intellectual Property of LFP.

    CMI shall comply with all notice requirements of any law or regulation applicable or reasonably necessary in connection with CMI's activities hereunder for the protection of LFP's Mark and Intellectual Property in connection with the Products, generally to the extent the same shall be reasonably necessary in LFP's judgment for the protection of LFP's Mark or Intellectual Property in the Territory. Sales by CMI of the Products shall be deemed for the purposes of the acquisition of trademark rights and the purposes of trademark registration to have been made by and for the benefit of LFP as owner of LFP's Mark. CMI will not, at any time, do any act or thing which may, in any way, impair the rights of LFP in and to LFP's Mark or Intellectual Property or which may affect the validity of LFP's Mark or Intellectual Property or which may depreciate the value of LFP's Mark or its prestige and good will.

    CMI acknowledges that it may not acquire a registration, or file and prosecute a trademark or applications to register LFP's Mark, for any items or services, including Products, or apply for a patent, with respect to the Products and the underlying Intellectual Property (including any improvements thereto), anywhere in the world.

    To the extent any rights in and to LFP's Mark or Intellectual Property are deemed to accrue to CMI pursuant to this Agreement or otherwise, CMI hereby assigns any and all such rights, at such time as they may be deemed to accrue, to LFP. CMI shall execute any and all documents and instruments required by LFP which LFP may deem necessary, proper or appropriate to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein. Upon expiration or termination of this Agreement for any reason whatsoever, CMI will forthwith execute and file any and all documents requested by LFP terminating any and all trademark registrations, patent applications, registered user agreements, if any, and other documents regarding LFP's Mark or Intellectual Property.

    CMI agrees not (i) to challenge the validity or ownership of LFP's Mark or Intellectual Property or any application for registration thereof, or any trademark registrations thereof or patent applications or patents therefor in any jurisdiction, or (ii) to contest the fact that CMI's rights under this Agreement are solely those provided for herein and will cease upon termination of this Agreement.

    Except as provided in Section 3.2 herein, CMI shall not use LFP's Mark as part of a corporate or business name or as a service mark and shall not use LFP's Mark in any form without LFP's prior written consent.

    The provisions of this Section 3.1 shall survive the termination or expiration of this Agreement.

3.2 During the Term of the Distributorship, the Instruments shall be jointly labeled for sale in the Territory to Customers with the label of LFP's Mark and CMI's Mark. LFP and CMI must consent to the form of label containing LFP's Mark and CMI's Mark.

3.3 (a) LFP acknowledges that CMI's Mark has acquired a valuable secondary meaning and goodwill in the minds of the trade and the public and that goods bearing CMI's Mark have acquired a reputation for high quality. LFP acknowledges that it is not the owner of any right, title or interest in and to CMI's Mark in any form or embodiment thereof, and it is not the owner of the goodwill attached to CMI's Mark in connection with the business and goods in relation to which the same has been and may in the future be used and shall not acquire any such right, title or interest in CMI's Mark.

    LFP agrees that this Agreement does not constitute a license and does not give LFP any rights of ownership with respect to any patent rights relating to any Intellectual Property of CMI.

(c) LFP shall comply with all notice requirements of any law or regulation applicable or reasonably necessary in connection with LFP's activities hereunder for the protection of CMI's Mark with Instruments (or any other part of the Product that may be jointly labeled) and, in connection with CMI's Mark and Intellectual Property, generally to the extent the same shall be reasonably necessary in CMI's judgment for the protection of CMI's Mark or Intellectual Property in the Territory. Sales by CMI of Instruments (or any part of the Product that may be jointly labeled) shall be deemed for the purposes of the acquisition of trademark rights and the purposes of trademark registration with respect to CMI's Mark to have been made by, and for the benefit of, CMI as owner of CMI's Mark. LFP will not, at any time, do any act or thing which may, in any way, impair the rights of CMI in and to CMI's Mark or Intellectual Property or which may affect the validity of CMI's Mark or Intellectual Property or which may depreciate the value of CMI's Mark or its prestige and good will.

(d) LFP acknowledges that it may not acquire a registration, or file and prosecute a trademark or applications to register CMI's Mark, for any items or services, including Instruments, anywhere in the world.

(e) To the extent any rights in and to CMI's Mark or Intellectual Property are deemed to accrue to LFP pursuant to this Agreement or otherwise, LFP hereby assigns any and all such rights, at such time as they may be deemed to accrue, to CMI. LFP shall execute any and all documents and instruments required by CMI which CMI may deem necessary, proper or appropriate to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein. Upon expiration or termination of this Agreement for any reason whatsoever, LFP will forthwith execute and file any and all documents requested by CMI terminating any and all trademark registrations, patent applications, registered user agreements, if any, and other documents regarding CMI's Mark or Intellectual Property.

    LFP agrees not (i) to challenge the validity or ownership of CMI's Mark or any application for registration thereof, or any trademark registrations thereof in any jurisdiction, or (ii) to contest the fact that LFP's rights with respect to CMI's Mark under this Agreement are solely those provided for herein and will cease upon termination of this Agreement.

(g) Except as set forth in Section 3.2 herein, LFP shall not use CMI's Mark as part of a corporate or business name or as a service mark and shall not use CMI's Mark in any form, without CMI's prior written consent.

(h) The provisions of this Section 3.3 shall survive the termination or expiration of this Agreement.

4.0. Sales and Marketing

4.1 (a) During the Term of the Distributorship, as hereinafter provided, CMI and LFP shall develop an annual sales and marketing plan (the "Annual Marketing Plan") commencing with the year-ending December 31, 2002 in the format provided by LFP for each calendar year. By March 1, 2001, CMI will present to LFP a draft initial Annual Marketing Plan. Within ninety (90) days of the date hereof, CMI and LFP shall create a final initial Annual Marketing Plan for each of the countries in the Territory for the balance of the year ending December 31, 2001. Each Annual Marketing Plan shall set forth the sales forecasts and other marketing objectives for the calendar year covered thereby for each country and the initial Annual Marketing Plan shall make explicit the resources (human, financial, time, or otherwise) necessary to make the launch of the Products successful. Each such plan shall include a detailed plan of the following for the countries set forth in Schedule "B" and any country in which CMI has sales of Five Hundred Thousand U.S. Dollars (US $500,000) or more in the preceding calendar year: (i) sales forecasts by unit and sales dollars for Instruments and Consumables for the following three (3) years; (ii) marketing communications programs; (iii) a tradeshow schedule for the indicated time period; (iv) pilot studies (e.g., locations, purpose and timing); (v) a full and complete schedule of target Customers and markets, subdistributors and the proposed market of each such subdistributor, setting forth the name and address of each such target market and Customer and subdistributor; and (vi) a full and complete description of proposed promotional expenditures and formats for the subject calendar year including CMI's "Advertising and Promotional Plan" for such calendar year showing, to the maximum extent feasible, the locations, dates and times of all proposed promotional events and the amounts that shall be expended therefor during such calendar year.

    CMI shall provide to LFP, not later than September 30th of each calendar year during the Term of the Distributorship, CMI's proposed Annual Marketing Plan for the immediately succeeding calendar year. LFP shall review each proposed Annual Marketing Plan and work with CMI to finalize the Annual Marketing Plan by December 31 of each calendar year.

    Approval of an Annual Marketing Plan by LFP shall not be deemed a commitment by CMI to sell or distribute the quantity or Product mix set forth therein.

    If there shall be any inconsistencies between any provisions contained in any Annual Marketing Plan and the provisions of this Agreement, the provisions of this Agreement shall control unless otherwise explicitly agreed in writing by the parties hereto.

4.2 LFP and CMI will be responsible for the following items, which responsibilities will also be reflected in the Annual Marketing Plan:

    LFP will be responsible for (including costs relating to) the following:

    (i) Performing all clinical trials (or Alpha testing) in order to obtain FDA clearance for the Products, and maintaining full, accurate and complete records of the results thereof, (all of which shall be provided to CMI);

    (ii) Obtaining other regulatory approvals in the United States, including the NHTSA Conforming Product List for Evidentiary Alcohol Products;

    (iii) Performing pilot studies (or Beta testing) upon completion of such clinical trials (or Alpha testing) in key United States markets as selected by LFP and CMI;

    (iv) Conducting lobbying efforts relating to federal and state laws and regulations in connection with the Products (although CMI will monitor and support LFP's efforts in identifying and managing state and local laws and regulations);

    (v) Providing thorough technical support to fully train CMI, from time to time, on all technical aspects of the IMPACT Test System, including Consumables and systems integration issues;

    (vi) Attendance at national law enforcement tradeshows as requested by CMI, for the first two (2) years of the Term of The Distributorship; and

    (vii) Preparation and presentation of technical papers on the performance of the Products for the first two (2) years of the Term of the Distributorship; and

    (viii) Providing to CMI such literature, brochures and other materials as CMI and LFP jointly determine, at LFP's published and then current list price, if any, for such materials, and providing at cost one set of camera ready artwork and/or color separated reprints of available promotional materials.

    CMI will be responsible for (including costs relating to) the following:

(i) Developing and implementing marketing programs, including direct mail, advertising, telesales and direct sales, to ensure customer awareness of the Products;
    Developing and implementing lead generation programs;

(iii) Non-financial assistance to LFP in initial pilot studies (or Beta testing);

(iv) Conducting sales evaluations (e.g., locations, purpose, timing and management) in the Law Enforcement Field;

(v) Sales collateral as appropriate to the individual market segments within the Law Enforcement Field;

(vi) Attendance at national and local law enforcement tradeshows as appropriate to ensure achievement of goals and acceptance of the Products as deemed appropriate by CMI;

(vii) Training of Customers on use of the Product, and development of training programs when necessary to meet regulatory requirements in order to sell the Products; and

(viii) Preparing sales forecasts by unit and sales dollars for the Products.

4.3 CMI will hire and maintain sufficient staff to market, sell and service the Products. It is anticipated that this will initially include:

    One (1) Product Manager, dedicated exclusively to the Products;
    One (1) Sales Manager, responsible for direct sales to, and training of, End Users of the Product;
    Salespeople dedicated full-time to sales of the Product; and
    One (1) Service Manager, responsible for all installation and service of the Products.

A timetable for hiring and training personnel, based on mutually agreed product development and introduction milestones, appears in the initial Annual Marketing Plan.

4.4 In furtherance of the duties and obligations of CMI under this Agreement, during the Term of the Distributorship, CMI shall use its commercially reasonable efforts to: (i) promote the sale and distribution of Products to Customers and (ii) provide Customers with satisfactory services, including prompt delivery.

Without limiting the generality of the foregoing:

    CMI shall furnish LFP with the following (and with such other information or forms as LFP may reasonably request from time to time, including, without limitation, similar forms from any of CMI's subdistributors):

    not later than thirty (30) days after the end of each quarter, detailed monthly reports for and in such quarter (setting forth net sales in the Territory of CMI) stating separately for each country, by Product, gross sales and returns, and shall use its commercially reasonable efforts to provide use of Product information for each location;

    not later than thirty (30) days after the end of each quarter, quarterly reports setting forth (by product code and unit) Products held in inventory by CMI as of the end of such quarterly period;

    on an annual basis not later than thirty (30) days after the end of each calendar year or as soon as reasonably possible upon request by LifePoint, a list of CMI's individual Customer accounts for and relating to the Products.

    upon the request of LFP, copies or summaries of CMI's invoices to Customers.

(b) CMI will provide operator training for all Systems sold to Customers as these units are sold; provided that LFP shall have completed its operator training obligations to CMI. CMI may provide operator training to customers in other fields of use via separate arrangements.

    CMI will provide field or depot repair service for all Instruments sold to Customers in the Law Enforcement Field. CMI may provide field or depot repair service for Instruments in other fields of use via separate arrangement.
    CMI shall make reasonable efforts to assure that (i) all subdistributors are fully informed and properly trained with respect to the sale and merchandising of Products; and (ii) Customers are fully informed of upcoming promotions.
    CMI, at its sole expense, and in specific connection with the sale, marketing and distribution of the Products, shall comply with all laws, ordinances, rules, and regulations (including, without limitation, those pertaining to health, sanitation, fair trade or consumer protection), obtain all licenses and permits required by, and pay all taxes, fees, charges, and assessments imposed or enacted by, any governmental authority and shall not take any action which will cause LFP to be in violation of any law of any jurisdiction in the Territory or the United States including, but not limited to, the United States Foreign Corrupt Practices Act of 1977, the United States Export Control laws and the United States Anti-Boycott laws.
    Within five (5) business days after its receipt of any complaint(s), CMI shall refer such complaint(s) relating to the Products, that cannot be resolved as user errors, to LFP. If a complaint relates to a Product malfunction that may result in a death, serious injury or other significant adverse event, CMI will refer such complaint to LFP within two (2) calendar days. CMI shall respond directly to End User complaints regarding the performance of the Products. CMI shall maintain records of all End User complaints, which records shall be provided to LFP. Upon its receipt of any such complaint(s), LFP shall resolve such complaint(s) within a reasonable period of time and in a matter satisfactory to CMI.
    CMI shall submit all advertising and promotional materials, with an English translation, for the Products, to LFP for approval at least thirty (30) days prior to use or distribution of such materials. All approvals by LFP of advertising and promotional materials must be specific and in writing. LFP shall respond to CMI's submittal with five (5) business days of receipt.

(h) CMI shall not make any alterations to, or resell or reuse the Products unless authorized in writing by LFP.

(i) CMI shall refer all product warranty inquiries relating to the Products to LFP. Within five (5) business days after receipt of such inquiries, LFP shall respond to or resolve such inquiries subject to Section 7.0 herein.

(j) In connection with its marketing and distribution of the Products or otherwise, CMI, on behalf of LFP, will not make any representations or warranties with respect to the Products (other than those specifically contained herein), unless authorized in writing by LFP.

(k) CMI shall be responsible for all technical support of its Customers at a reasonable level consistent with industry standards. Additionally, CMI and its subdistributors shall attend at least one (1) training session per year, conducted by LFP, at a time and location in the Territory mutually designated by LFP and CMI.

(l) CMI shall, during the Term hereof, and may, with the concurrance of CMI and LFP, after the end of the Term hereof, be responsible for post-warranty repair services for the Products (at CMI's standard rates in effect from time to time).

(m) To the extent LFP satisfies CMI's inventory demands, CMI shall stock and maintain an adequate inventory of all Products to satisfy the commercially reasonable demand for the Products.

(n) CMI shall use its commercially reasonable efforts to obtain any and all required non-U.S. governmental authorizations within the Territory, including, without limitation, any import licenses and foreign exchanges permits, and, if applicable, shall be responsible for filing or registering this Agreement with the appropriate authorities. The Schedules of and to this Agreement shall remain confidential, and shall not be disclosed to any third party without the written consent of LFP, which consent shall not be unreasonably withheld. CMI shall provide proof of compliance with required non-U.S. governmental authorization to LFP upon request.

(o) All expenses incurred by CMI in connection with the performance of its obligations under this Section 4.4 will be borne solely by CMI, unless mutually agreed to by the parties in advance of the incurring of such expenses.

(p) CMI will be responsible for appointing its own employees, agents and representatives, who will be compensated by CMI.

(q) CMI and its subdistributors will not repackage the Products, and will only sell the Products in the same packaging as originally received from LFP, with the addition or substitution of translated materials where needed.

4.5 CMI agrees to track the sale and repairs of all Instruments by serial numbers and all Consumables by lot number to each End User.

4.6 CMI shall make available to LFP reasonable access to CMI's warehouses which house the Products, upon reasonable notice from LFP to CMI.

4.7 CMI acknowledges that LFP may conduct local, national and/or international advertising campaigns, and LFP shall provide sales leads and other pertinent information generated from such advertising campaigns, to CMI.

4.8 CMI and LFP shall participate in quarterly management meetings.

5.0 Purchasing and Pricing

5.1. All Products to be distributed by CMI during the Term of the Distributorship shall be purchased by CMI from LFP, and no such Products shall be purchased from any other source whatsoever without LFP's prior written consent, and LFP shall not sell such Products to any Person other than CMI for sale to Customers within the Territory. CMI shall provide LFP on a monthly basis with CMI's anticipated purchases of the Product for each of the four (4) immediately succeeding months (the "120 Day Rolling Forecast"). CMI shall use only purchase order forms and other forms approved by LFP (Schedule H) to order Products and shall follow all of LFP's procedures in connection therewith as shall be in effect from time to time, and communicated in writing to CMI. Each Purchase Order shall be submitted at least thirty (30) days prior to the commencement of each Purchase Order's delivery date, unless such Purchase Order is twenty percent (20%) greater than the 120 Day Rolling Forecast, in which case such Purchase Order shall be submitted at least sixty (60) days prior to the commencement of such Purchase Order's delivery date. Any Purchase Orders ("Orders") by CMI shall be placed with LFP by mail (written or electronic) or facsimile at the following address and telephone numbers:

LifePoint, Inc.

1205 South Dupont Street

Ontario, California 91761 U.S.A.

Tel: (909) 418-3000

Fax: (909) 418-3003

5.2 LFP reserves the right (reasonably exercised) to accept or reject an Order from CMI provided that such rejection is in writing and received by CMI within five (5) business days after LFP's receipt of such Order. LFP will use good faith commercial efforts, consistent with its obligations to other customers, to process and ship each Order in accordance with forecasted delivery dates. If LFP does not have sufficient Products available to meet the Orders from CMI and LFP's other customers, LFP will allocate the Products available on a pro-rata basis, with a preference being given to CMI. If the terms of any such Order conflict with the terms and conditions set forth in this Agreement, then this Agreement shall be controlling.

5.3 Nothing herein and no subsequent course of action shall be, or deemed, a guaranty by LFP to sell or otherwise provide a minimum quantity of Products or allocate the Product mix requested in any of CMI's purchase orders; it being understood and agreed that LFP may accept in whole or any part of CMI's purchase orders and allocate Products in LFP's good faith discretion in accordance with LFP's general business interests. However, LFP will do its best to provide CMI with the Products ordered in CMI's purchase orders.

5.4 LFP reserves the right to reject any Order or, not later than 20 business days prior to the delivery date, to cancel any Order previously accepted in writing but only if LFP has evidence substantiating that such Order will not be paid for in accordance with the terms and conditions set forth in the Agreement. Upon a determination that LFP intends to cancel a previously accepted Order, LFP shall give CMI written notice of such cancellation not later than 20 business days prior to the delivery date set forth in such order, and thereafter LFP will be under no further obligation to deliver the Products under such Order.

5.5 The price to be charged by LFP to CMI for the Products hereunder shall be as set forth on Schedule "D" attached hereto. All prices are in U.S. dollars and do not include freight, brokerage, handling, insurance or sales tax, use tax, excise tax, VAT, export and import duties or impost or any similar tax or assessments of any governmental entity, all of which shall be borne by CMI.

5.6 Except as set forth in Section 7 hereof and Schedule "E" hereto, CMI shall not be permitted to return the Products.

    In consideration of LFP granting exclusivity to CMI in accordance with the terms hereof, CMI agrees to pay to LFP the minimum sales fee as set forth in Schedule F attached hereto if minimum sales levels are not achieved.

5.8 LFP may ship the Products to CMI, F.O.B. Ontario, California except that any Instruments manufactured by an OEM manufacturer for LFP shall be shipped to CMI F.O.B. place of manufacture. LFP's responsibility for damage to Products shall cease when the Products have left the FOB shipment site. No allowance shall be made for breakage, loss or damage in transportation. All loss and title will pass to CMI at the FOB shipment site. All freight insurance and transportation expenses will be paid by CMI. If requested in the Order, LFP shall drop ship the Products on a F.O.B. basis as set forth above to CMI's subdistributors (the "Delivery Designee") at any location in the Territory. Any request for such drop shipment shall be set forth in the Order. LFP's responsibility for damage to the Products shall cease when the Products have left the F.O.B. location. No allowance shall be made for breakage, loss or damage in transportation.

6.0 Payment

6.1 CMI shall pay LFP in full in U.S. Dollars either by wire transfer or bank draft within thirty (30) days after the later of (a) the date of each invoice, or (b) delivery of the Products covered by such invoice. If payment is made by bank draft, the draft must be freely negotiable and payable on sight. Furthermore, all bank drafts must be drawn on a bank acceptable to LFP's bank.

7.0 Warranties

7.1 LFP warrants and represents that it has all right, title and interest and/or license rights in the Products, and LFP's Mark and Intellectual Property, and that CMI's use and distribution of any part of the Products, or LFP''s Mark or Intellectual Property, as contemplated in this Agreement will not (a) violate any laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any U.S. copyright, patent, trademark, trade secret, or other proprietary or property right, false advertising, unfair competition, defamation, or (b) contain any material that is unlawful, harmful or fraudulent, or otherwise violate any applicable local, state or national laws.

7.2 LFP represents and warrants that it will notify CMI, by rapid means of communication followed-up by written confirmation, in the event of discovery of any subsequent nonconformity of any Products or of any failure or difficulties of any Products disclosed by further quality control testing carried out on the Products, any continued stability testing, customer complaints or otherwise, the details of such notification to be confirmed in writing; provided that LFP shall have no such obligation after six (6) months from the later of (a) the end of the Term, or (b) the expiration of any warranties relating to the Products last shipped to CMI.

7.3 CMI represents and warrants that it will notify LFP, by rapid means of communication followed-up by written confirmation, in the event of discovery of any subsequent nonconformity of any Products disclosed by customer complaints or otherwise, the details of such notification to be confirmed in writing; provided that CMI shall have no such obligation after six (6) months from the later of (a) the end of the Term, or (b) the expiration of any warranties relating to the Products last shipped by CMI.

7.4 LFP represents and warrants that in the event it decides to recall, replace or take other course of action with respect to any Products, it will notify CMI by rapid means of communication followed-up by written confirmation, and CMI shall immediately cease sales of any such Products in its possession or control until the course of action to be taken has been determined. All costs of recovering the Products in the field and replacement of such Products in any action affecting such Products will be borne by LFP.

7.5 LFP represents and warrants that (a) the non-dated Products, for a period of one (1) year after the shipment of the Products to the End User, and (b) the dated Products, until the Product's expiration date, shall perform substantially in accordance with its design specifications and satisfactory quality control test studies regarding efficacy, provided that the Products are stored according to specifications. LFP will, at its option and its expense, either (a) correct or provide an acceptable workaround for any verifiable conditions reported to LFP by CMI within the warranty period that cause such Products not to perform in accordance with the above warranty, or (b) replace such nonconforming Products with conforming Products. Irrespective of the foregoing options of LFP, LFP will perform, or have an acceptable plan in place to perform, this warranty service within sixty (60) days from receipt of any warranty claim. Upon any failure of a Product to comply with the above warranty, CMI shall return Products covered by the warranty freight prepaid after completing a failure report and obtaining a Returned Product authorization number from LFP to be displayed on the shipping container. If LFP is unable to correct or provide an acceptable workaround (as provided above) within the aforementioned sixty-day (60) day period, LFP will refund to CMI any and all purchase monies received for the Products.

7.6 LFP represents and warrants that prior to delivery of Products all of LFP's standard tests and quality control procedures have been carried out in relation to each Product with satisfactory results to meet the Product claims.

7.7 LFP represents and warrants that the effective life of the Consumables is or will be one (1) year from the date of manufacture, as long as stored according to Product Specifications, and that the expiration date will be prominently displayed on such Consumables.

7.8 LFP MAKES NO WARRANTIES, EXPRESS OR IMPLIED AS TO THE MERCHANTABILITY OR THE FITNESS FOR ANY PARTICULAR USE OF ANY PRODUCTS SOLD HEREUNDER AND SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE, DIRECTLY OR INDIRECTLY, ARISING FROM THE USE OF SUCH PRODUCTS OR FOR any incidental or consequential damages, lost profits, or lost data, cost of procurement of substitute goods, or any indirect damages even if LFP has been informed of the possibility thereof.

7.9 Claims for shortages, delays, or failure in shipment or delivery, or for any other cause

(except for defective Products which are subject to the warranties set forth in Sections 7.1-7.8 inclusive), shall be deemed waived and released by CMI, unless made in writing within: (i) seven (7) business days after arrival of non-dated Products at CMI's warehouse or (if drop shipped) at the place of delivery; or (ii) two (2) business days after arrival of dated Products at CMI's warehouse or (if drop shipped) at the place of delivery; or (iii) five (5) business days after arrival of drop shipped dated Products at the End User. CMI acknowledges that, except as set forth in this Article 7, neither LFP nor any other person has made, and CMI has not relied upon, any warranty or representation, express or implied.

8.0 Termination

8.1 Notwithstanding any provision herein to the contrary, for a period ending on the later to occur of six (6) months from this Agreement or thirty (30) days after CMI's receipt (after the last clinical study) of the written results of all clinical studies (Alpha tests) of the Product, CMI shall have the option to terminate this Agreement if the results of the clinical studies demonstrate that the Products are ineffective as compared to currently accepted and approved products of a similar nature.

8.2 Notwithstanding Section 1.14 herein, if any of the sovereign entities or political subdivisions in the Territory enacts legislation relating to the relationship created by this Agreement which grants rights to either party which are not granted by this Agreement, or which renders any part of this Agreement void or ineffective, then either party shall have the right to terminate this Agreement.

8.3 This Agreement may be terminated immediately upon written notice from LFP to CMI if: (a) CMI fails to pay its debts to LFP as and when the same becomes due, (b) a petition in bankruptcy is filed by or against CMI and, in the case of an involuntary petition, is not dismissed within sixty (60) days, (c) CMI makes an assignment for the benefit of CMI's creditors, (d) CMI is insolvent and a receiver is appointed for CMI which is not cured in thirty (30) days, (e) CMI materially breaches this Agreement and fails to cure said breach after ten (10) days' prior written notice to cure, or (f) any of the reports or forms which CMI submits to LFP are found to be materially false or fraudulent. In the event that CMI's sales for any portion of the Territory delineated on Schedule F are below the Minimum Sales Level, and no significant market changes (as described in Schedule F attached hereto) have occurred and are continuing, LFP may terminate this Agreement in its entirety or terminate CMI as a distributor in that portion of the Territory in which the sales are below the Minimum Sales Level, with this Agreement remaining in effect with respect to the balance of the Territory.

8.4 This Agreement may be terminated immediately upon notice from CMI to LFP if (a) LFP fails to pay its debts to CMI, if any, as and when the same becomes due, (b) a petition in bankruptcy is filed by or against LFP and in the case of an involuntary petition, is not dismissed within sixty (60) days, (c) LFP makes an assignment for the benefit of LFP's creditors, (d) LFP is insolvent and a receiver is appointed for LFP which is not cured in thirty (30) days, (e) LFP materially breaches this Agreement and fails to cure said breach after ten (10) days' prior written notice to cure, (f) any information which LFP submits to CMI is found to be materially false or fraudulent, or (g) LFP fails to supply at least fifty percent (50%) of CMI's orders for the Products continuously over any three-consecutive month period immediately preceding such notice.

8.5 From and after the date of termination of the distributorship created hereby (the "Termination Date"), CMI (a) shall have the right for a period of ninety (90) days to sell in accordance with all of the terms hereof, CMI's remaining inventory of the Products to Customers in the Territory on a non-exclusive basis, and shall not, without LFP's permission, otherwise use LFP's Mark; (b) shall take any and all reasonable actions requested by LFP to insure the transfer to LFP (and/or its designee) of any rights to market and distribute the Products in the Territory (including, without limitation, the transfer of any and all transferable permits, regulatory filings and licenses); (c) at the expiration of the ninety (90)-day period (under subsection (a) herein), shall notify LFP as to the inventory of Products in CMI's possession or control which are not subject to orders, shall supply such other information as LFP may request with respect to its inventory of Products on hand and in transit and (d) shall return to LFP all LFP produced marketing materials within forty-five (45) days of termination (including Customer lists, serial number placements of instruments, and LFP produced marketing materials). LFP shall have the right to (a) repurchase (at the landed cost price and not at the retail price) all salable Products set forth in (iii) above and (b) require the destruction by CMI of all non-salable Products. CMI will have the option to return and be paid and reimbursed for, any inventory with over one-hundred fifty (150) days' dating. In the event that LFP terminates this Agreement as a result of a failure of CMI to achieve Minimum Sales Level, the Minimum Fee (subject to any available adjustments per Schedule F hereto) will be immediately due and payable in a lump sum for the balance of the Term of the Distributorship calculated as if the Agreement had not been terminated and assuming that there were no sales for the balance of the two (2)-year period after the Product Release Date; provided, however, that any Minimum Fees previously paid by CMI to LFP for any period will be subtracted from such lump sum.

8.6 Names of CMI's Customers, addresses, telephone numbers and purchase history including serial numbers and lot numbers, in English if possible, and specifically relating to the Product, will be provided to LFP upon termination of this Agreement.

8.7 This Agreement shall remain in full force and effect to and until all of the rights and obligations hereunder of the parties hereto arising on or before the termination hereof shall have been satisfied and performed in full.

9.0 Representations and Warranties

9.1 CMI represents and warrants to LFP as follows:

    CMI is a corporation duly organized and validly existing under the laws of Kentucky.

    CMI has the full right, power and authority to execute and deliver this Agreement, and perform fully and in accordance with all of the terms hereof, and the performance by CMI of all of its obligations and covenants hereunder shall not violate any agreement or other instrument to which CMI is a party or by which CMI or any of its property may be bound.

9.2 LFP represents and warrants to CMI as follows:

    LFP is a corporation duly organized and validly existing under the laws of Delaware.

    LFP has the full right, power and authority to execute and deliver this Agreement, and perform fully and in accordance with all of the terms hereof, and the performance by LFP of all of its obligations and covenants hereunder shall not violate any agreement or other instrument to which LFP is a party or by which LFP or any of its property may be bound.

10.0 Other Agreements and Covenants

10.1 CMI will not market, sell, service, distribute or train for any product that is competitive with the Products except for CMI's own breath alcohol testing products.

10.2 LFP will not appoint or contract with any breath alcohol instrument competitor of CMI as listed and described on Schedule G attached hereto, as a partner, agent or distributor or in any other capacity for and relating to the marketing, sales or distribution of the Products in the Territory.

10.3 LFP will take all commercially reasonable actions necessary to enforce the terms and provisions of CMI's exclusive distributorship hereunder.

10.4 LFP agrees to refer promptly any inquiries regarding the sale of the Products from Customers in the Territory received by it to CMI. CMI shall refer promptly to LFP any inquiries which CMI may receive from outside of the Territory or from a non-Customer inside the Territory for the purchase of the Products.

10.5 LFP shall maintain product liability insurance covering the Instruments designed or manufactured by LFP and Consumables designed or manufactured by LFP in amounts not less than One Million Dollars ($1,000,000.00). LFP shall promptly procure and maintain in full force and effect at all times during the Term of the Distributorship, with a responsible insurance carrier or carriers acceptable to CMI, at least One Million Dollars ($1,000,000.00) of product liability insurance coverage for bodily injury to one (1) person with respect to the Consumables and the Instruments designed or manufactured by LFP. All of said insurance shall provide for coverage resulting from claims reported during and after the policy period and shall name CMI as an additional insured. LFP shall promptly furnish or cause to be furnished to CMI evidence of the maintenance and renewal of the insurance required herein, including, but not limited to, copies of policies with applicable riders and endorsements, certificates of insurance, and continuing certificates of insurance.

10.6 Subject to Sections 7.2, 7.3 and 7.4 herein, alterations to any Product which LFP deems necessary or desirable, and that does not materially change the performance or user interface of the Products, may be made at any time by LFP, without prior notice to, or consent of, CMI, and such altered Product, upon satisfactorily meeting all Product specifications, shall be deemed fully conforming. In the event of such change in specifications or designs, LFP shall be under no obligation to make such change on any of the Products previously shipped to CMI. CMI shall not make any alterations or modifications whatsoever to Products, without the express prior written consent of LFP. In the event that LFP plans on a material change in the Product performance, then LFP will notify CMI in writing at least ninety (90) days (where appropriate) in advance.

10.7 LFP shall have the sole right to bring or threaten action or collect damages or settlements for infringement of proprietary rights (including, without limitation, distribution rights) with respect to the Products by third parties. CMI will promptly notify LFP of any potential infringement of which it becomes aware.

10.8 The parties anticipate that the Products and their results will be used by law enforcement agencies to prosecute defendants for drug or alcohol use. It is also anticipated that one or more defendants will seek to discredit or overturn the results of the Products. CMI will, in consultation with LFP, create a Law Enforcement Legal Challenge Strategy (LELCS). The LELCS will be drafted by CMI within sixty (60) days of the date of this Agreement and finalized as soon as reasonably possible thereafter. The purpose of the LELCS is to prepare the parties for the expected challenges and will include plans for:

    Jurisdictions best suited for a challenge;
    Strategy for success in a Court of Record;
    Data necessary to support system results;
    Experts available to provide expert testimony;
    Timeframe to expect challenges;
    Estimates of costs (financial, time, and other) necessary to win a challenge; and
    Any other aspects necessary for winning the challenge

LFP will have primary responsibility for supporting and defending the Products when the performance or efficacy or results of the Products are challenged in criminal or civil suits which seek to invalidate the test results derived from the Product for the initial three year term of this Agreement. CMI will provide assistance to LFP in these matters.

11.0 Indemnity

11.1 CMI shall indemnify and hold harmless LFP from and against any and all losses, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred or sustained by LFP as a result of any material breach or inaccuracy of any representation, warranty or covenant by CMI.

11.2 LFP shall indemnify and hold harmless CMI from and against any and all losses, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred or sustained by CMI as a result of any material breach or inaccuracy of any representation, warranty or covenant by LFP.

11.3 If CMI receives a claim of a third party that any Product infringes a patent validly issued in the Territory or any validly issued U.S. copyright or trademark, any trade secret, or other proprietary or property right in the Territory, then CMI will notify LFP promptly in writing within five (5) business days of receipt of such claim and will give LFP all reasonable information and assistance and the exclusive authority to evaluate, defend and settle such claim. LFP, at its own expense and option, may (i) assume control of the settlement and/or defense of such claim, or (ii) contract with CMI to do so at CMI's option and LFP's expense [provided, however, that if CMI does not so elect, LFP shall assume control of the settlement and/or defense of such claim]. LFP will pay any damages or settlement finally awarded on account of such claim; provided LFP, in the case of settlement by CMI, approves such settlement.

11.4 The foregoing indemnity will not apply to any claim arising out of (i) non-compliance with LFP's specifications, or (ii) a modification of or damage to the Products after shipment by LFP, or (iii) any use of the Products in a manner different from that specified in LFP's product literature. LFP's obligation hereunder shall not apply to any infringement unless LFP has given CMI express written permission for such continuing distribution notwithstanding the allegation of infringement.

11.5 Notwithstanding any other provisions hereof, LFP shall not be liable for any claim based on CMI's use of the Products as shipped after LFP has provided written notice to CMI of modifications or changes in the Products or their use required to avoid such claims and offered to implement those modifications or changes, if such claim would have been avoided by implementation of LFP's suggestion.

11.6 LFP shall be responsible for all of the acts and omissions, whether or not willful, reckless or negligent, of its branches, agents, distributors, dealers and employees. LFP shall indemnify and defend CMI against and save it harmless from any and all claims, demands, damages, losses, costs, attorneys' fee incurred by CMI, by reason of any warranty or representation contained or made herein, or any act or omission by LFP, its branches, agents, distributors, dealers or employees.

11.7 CMI shall be responsible for all of the acts and omissions, whether or not willful, reckless or negligent, of its branches, agents, distributors, dealers and employees. CMI shall indemnify and defend LFP against and save it harmless from, any and all claims, demands, damage, loss, cost, attorneys' fees incurred by LFP by reason of any warranty or representation not authorized by LFP in writing to any party, or any act or omission not authorized by LFP in writing, by CMI, its branches, agents, distributors, dealers or employees.

12.0 Export Regulations

12.1 CMI shall be responsible for and shall bear all costs of obtaining import and export licenses and all governmental consents or authorizations with respect to shipment of the Products from the United States and shall demonstrate to LFP's satisfaction compliance with applicable laws and regulations prior to the scheduled date for the initial shipment outside the United States. CMI and shall be responsible for and shall bear all costs of clearing the Product through customs in the Territory and shall pay all customer duties with respect thereto.

12.2 CMI shall not export from the country in which it first takes possession of any Products or technical information with respect thereto, or re-export from anywhere, any Products or technical information with respect thereto (or a direct product thereof, including, without limitation, processes and services) unless it had first complied with all applicable export regulations, including, without limitation, those of the United States.

13.0. Miscellaneous

13.1 CMI is an independent contractor, and shall not hold itself out as, or be deemed to be, an employee, agent, partner or joint venturer of LFP. CMI's authority shall be limited to the matters expressly set forth in this Agreement. CMI shall have no right or power to enter into any agreement or commitment in the name or on behalf of, or otherwise to obligate or bind, LFP, and CMI shall not hold itself out as having the authority to do so. Neither party to this Agreement shall have any authority to employ any person on behalf of the other and CMI shall, with respect to all persons employed by it, perform all obligations and discharge all liabilities imposed upon employers under law. This Section 13.1 shall survive termination of this Agreement.

13.2 Each party shall not, and shall cause its employees and Affiliates and third party subdistributors and sales agents not to, directly or indirectly, disclose or use at any time (either during or after the Term of the Distributorship), other than provided hereunder, any confidential information or knowledge related directly or indirectly to the business of the other party (or any of its affiliates). A party shall not be bound by the provisions of Section 13.2 with respect to:

    Information which at the time of disclosure is published or otherwise generally available to the public through no fault of the party seeking not to be bound by this Section 13.2 or its employees, agents, distributors or dealers;
    Information which was in the possession of such party at the time of disclosure and which was not acquired directly or indirectly from the other party;
    Information rightfully acquired without restriction by such party from a third party who did not obtain it under pledge of secrecy to another person or entity.

This Section 13.2 shall survive termination of this Agreement.

13.3 Each party recognizes that the injured party's remedy at law for any breach of the provisions of Sections 13.1 and 13.2 of this Agreement will be inadequate and, accordingly, each party agrees that, in addition to such other rights and remedies that may be available to the injured party, in law or in equity, any court of competent jurisdiction may enjoin, without the necessity of requiring proof of actual damages or the posting of any bond or other security, any actual or threatened breach of the provisions of any of such Sections (whether during or after the Term of the Distributorship). This Section 13.3 shall survive termination of this Agreement.

    The best efforts obligations imposed on LFP and CMI by the Uniform Commercial Code are hereby expressly waived and/or disclaimed.

13.5 Any notice required or intended to be given by either party hereto to the other, pursuant to this Agreement or any provision of law, shall be in writing and sent by registered or certified mail, postage paid, or delivered by hand or overnight courier and acknowledged, or by fax and confirmed by registered or certified mail as follows:

CMI, Inc.

316 E. 9th Street

Owensboro, Kentucky 42303

Attn: Robert L. Hill, President

Fax: 270-685-6678

with a copy to:

Sullivan, Mountjoy, Stainback & Miller, P.S.C.

100 St. Ann Building

Owensboro, KY 42302

Attn: Jesse T. Mountjoy, Esq.

and Anne H. Shelburne, Esq.

Fax: 270-683-6694

LifePoint, Inc.

1205 South Dupont Street

Ontario, CA 91761

Attn: President

Fax: (909) 418-3003

with a copy to:

Wachtel & Masyr, LLP

110 East 59th Street

New York, NY 10022

Attn: Robert W. Berend, Esq.

Fax: (212) 909-9455

or to such other address as may be designated by the respective party by notice given to the other in accordance with this Section 13.5.

13.6 No waiver by LFP or CMI of any of the terms, conditions, covenants or agreements of this Agreement, or non-compliance therewith, shall be binding unless in writing and signed by the party to be charged, and no such wavier shall be deemed or taken as a waiver at any time thereafter of the same of any other term, condition, covenant or agreement herein contained, nor of the strict and prompt performance thereof.

13.7 This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

13.8 Section headings are for the convenience of the parties and shall not be deemed to govern, limit, modify or in any manner affect the scope, meaning or intent of the provisions of this Agreement.

13.9 This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. No covenants, representations or warranties other than those contained, incorporated or referred to herein have been made, given or received. No course of dealing shall be deemed a waiver of any term or condition hereof. This Agreement may not be changed, modified or amended except in writing and signed by the parties.

13.10 Notwithstanding any provision herein to the contrary, in the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, unavailability of materials or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, such party's performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Irrespective of the excuse of Force Majeure, if such party is not able to perform within 180 days after such event, the other party may terminate this Agreement in accordance with the provisions under Section 8 herein. Termination of this Agreement shall not affect the obligations of either party which exist as of the date of termination.

13.11 If any term or provision, or any portion thereof, of this Agreement, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.12 Governing Law; Arbitration

13.12.1 This Agreement is entered into in the State of California, United States, and shall only be interpreted according to the laws of the State of California without giving effect to the principles of conflicts of laws.

13.12.2 Except as provided in Section 13.3 hereof, all disputes arising in connection with this Agreement, including the interpretation, performance, or non-performance of the Agreement, shall be settled in Ontario, California, by arbitration by three (3) Arbitrators who shall be selected from a panel of arbitrators provided by the American Arbitration Association, in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Selection of the Arbitrators shall be as follows: each party shall appoint one (1) Arbitrator within twenty (20) days, after written demand for arbitration, and the two (2) Arbitrators so appointed shall appoint the third Arbitrator, who shall act as Chairman, within a further twenty (20) days. If the third Arbitrator is not so appointed within that further twenty (20)-day period, either party may apply to the American Arbitration Association for appointment of the third Arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any such arbitration shall be conducted in the English language and shall be governed by the laws of the State of California, United States. Judgment upon the award may be entered in the Superior Court of the State of California, County of San Bernardino, United States, or the Circuit Court of Daviess County, Kentucky, or any other court having jurisdiction thereof. Except for each party's own attorneys' fees and any expenses incurred in producing its own witnesses (which shall be paid by the party incurring such expenses), all other administrative expenses shall be divided equally among the parties.

13.12.3 Except as specifically permitted under subsection 13.12.4, if either party should attempt either to resolve any dispute arising in connection with this Agreement in a court of law or equity or to forestall, preempt, or prevent arbitration of any such dispute by resort to the process of a court of law or equity, and such dispute is ultimately determined to be arbitrable by such court of law or equity, the Arbitrators shall include in their award an amount for the other party equal to all of that other party's costs, including reasonable attorney's fees, incurred in connection with such determination.

13.12.4 Notwithstanding the foregoing, either party shall be entitled to pursue its remedies or resolve a dispute under this Agreement in a court of law or equity in any appropriate foreign (outside the United States) jurisdiction. In the event that such party elects to enforce its rights under this Agreement in such a foreign court, the provisions of Sections 13.12.2 and 13.12.3 shall not be applicable with respect to such action, and each party shall pay its own attorneys' fees and costs with respect to such action.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIFEPOINT, INC.

By: /s/ Linda H. Masterson

Linda H. Masterson

Chairman, President and

Chief Executive Officer

CMI, INC.

By: /s/ Robert L. Hill

Robert L. Hill

President